EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
ANNOUNCES COMPLETION OF BOSSIER PIPELINE PROJECT

Dallas, Texas – June 21, 2004 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that the previously disclosed project to construct the Bossier Pipeline is now commercially operational. The 78 mile, primarily 36 inch natural gas pipeline connects to Energy Transfer’s Katy Pipeline in Grimes County, Texas and provides transportation for natural gas production from the Bossier Sand production area. The construction costs were financed entirely with internal funds from operations such that no debt was incurred by the Partnership.

Approximately 400,000 mcf per day of natural gas volumes have been committed by producers, which is anticipated to result in $25.0 million EBITDA annually to the Partnership. In addition to connecting to strategically located natural gas treating facilities owned and operated by XTO Energy, Inc., the Bossier Pipeline is centrally located and will be connected to the recently acquired TUFCO System and the Partnership’s existing pipeline systems. The Partnership acquired the Bossier Pipeline project in January 2004 for consideration of the issuance of 3,742,515 special units which at the current distribution of $3.00 per unit will require payment of approximately $12.0 million annually.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 6,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 3.8 billion cubic feet of natural gas per day, with natural gas treating, processing and storage assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 310 customer service locations in 31 states extending from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Michael L. Greenwood, Vice President — Finance, at 918-492-7272.